EX 99.28(g)(3)(i)

CLASS ACTION SERVICES AGREEMENT

This Class Action Services Agreement ("Agreement") is made this 2nd day of September, 2014, by and between JNL Series Trust on behalf of its portfolios listed on Appendix A attached hereto, as such Appendix may be amended from time to time, severally and not jointly, (the "Client") and STATE STREET BANK AND TRUST COMPANY, a bank and trust company organized under the laws of The Commonwealth of Massachusetts ("State Street").
INTRODUCTION:
Pursuant to the Class Actions Services Selection Form (as defined below), the Client may request State Street to transmit information and notices it receives as Custodian for the securities held for the account of the Client pursuant to the Custodian Agreement (as defined below) and file proofs of claim in connection with class actions involving the Client's U.S. Securities (as defined below). State Street is willing to carry out such transmission and filing on the terms set out in this Agreement and the Class Actions Services Selection Form. In the event of inconsistent terms, the terms and conditions contained in this Agreement shall prevail over those contained in the Custodian Agreement with respect to the Services (defined herein).
IT IS AGREED:
1.	Interpretation
1.1            In this Agreement, unless the context otherwise requires:
"Business Days" means those days on which The New York Stock Exchange is open for regular trading.
"Class Actions Services Selection Form" means that form attached hereto as Annex I, as such may be amended by the parties hereto from time to time.
"Custodian Agreement" means a custodian agreement entered into by the Client and State Street dated December 30, 2010 (as amended, modified or supplemented from time to time).
"Fund" means any Client or any of its portfolio series or sub-funds.
 "Services" means the transmission, in accordance with the Class Actions Services Selection Form, of all written information actually received by State Street in its capacity as Custodian under the Custodian Agreement regarding any class action or other litigation in connection with the U.S. Securities or other assets issued as may be agreed between the parties and then held, or previously held during the term of the Custodian Agreement by the Custodian for the account of the Client, including, but not limited to, opt-out notices and proof of claims forms, and, to the extent State Street has such information in its capacity as Custodian for the Client under the Custodian Agreement, the filing of proofs of claim in connection with such class actions.

"Term" means the period of time running from the date when State Street received the duly completed and signed Class Actions Services Selection Form until the Custodian Agreement or this Agreement is terminated, whichever is sooner.
"U.S. Securities" means portfolio assets of the Client for which State Street is serving as Custodian for the Client pursuant to the Custodian Agreement and which are securities or other assets issued in the United States of America that are held, or have been held during the term of the Custodian Agreement by State Street in its capacity as Custodian for the account of the Client, which assets have not been merged into another fund not covered by this Agreement.
1.2            General
(a)	A reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them.
(b)	The singular includes the plural and vice versa.
(c)	The word "person" includes, without limitation, an individual, a firm, an investment company, a body corporate or an unincorporated association.
(d)	The headings in this Agreement are for convenience only and shall not affect its interpretation.
2.	Appointment
The Client appoints State Street to act as an administrator with respect to the Client for purposes of the Services for the Term and on the terms set out in this Agreement. Subject to receiving a duly completed and signed Class Actions Services Selection Form, State Street accepts such appointment and agrees to render the Services according to the terms set out in this Agreement.
3.	Services
State Street agrees to provide the Services as soon as reasonably practicable subject to the terms of this Agreement.  The Client acknowledges that State Street can only notify the Client of relevant class actions when State Street has received notice of the class action and, after a reasonable opportunity to investigate, when State Street's records as Custodian show that the Client is, or has been, a holder of the relevant U.S. Securities during the identified class action period.  For avoidance of doubt, if (a) portfolio assets of U.S. Securities are transferred to another fund not covered by this Agreement through merger or reorganization or (b) upon and at any time after the effective date of any termination of this Agreement, then State Street shall have no responsibility to so transmit any information or file claims regarding class action suits relating to U.S. Securities for the Client.

State Street may only file claims on behalf of the Client on eligible positions held by it in its capacity as Custodian during the identified class action period.  State Street will not file any claims for positions held by any other custodian.
4.	Charges
[OMITTED]
5.	Responsibility and Liability
With respect to the provisions of this Agreement, the Client agrees and acknowledges the following:
5.1	As the Client's agent, State Street will provide reasonable support in liaising with the class action administrator to resolve any queries arising from the Client's participation in the class action. While State Street anticipates that it will be able to provide such support based on information already in its possession, the Client agrees to provide State Street with supporting information and documentation as State Street may reasonably require from time to time in connection herewith. State Street shall have no liability to the Client for any actions taken or not taken in connection with this paragraph if State Street is unable to obtain required supporting information and documentation from the Client to enable it to file the appropriate proof of claim.
5.2	The Client acknowledges that in relation to any proof of claim to be filed by State Street on behalf of the Client with respect to a class action, as indicated on State Street's specific notification, it is important that only one claim is made on the Client's behalf. Therefore, the Client acknowledges that it is responsible to ensure that there is no duplication of claims and will ensure that where a proof of claim is to be or is submitted by State Street pursuant to the terms of this Agreement, no other party shall file a proof of claim for participation by the Client in the same eligible class action claim. The Client understands that duplication of claims could result in both claims being rejected and that State Street will have no responsibility should such duplication of claims occur. Should a third party be making a claim on the Client's behalf, the Client will, upon not less than thirty (30) days' notice, instruct State Street not to file a claim for the client in the relevant class action.
5.3	All warranties, representations, terms or duties express or implied by statute or otherwise in relation to the Services are hereby excluded, except those which cannot be lawfully excluded.
5.4	In performing the Services and acting on the Client's instructions, State Street is providing an administrative service and is not acting in a fiduciary capacity. The decision to participate in a class action through the filing of a proof of claim is solely the responsibility of the Client.

5.5	The performance of the Services under this Agreement does not result in State Street assuming any of the obligations of the Client, its investment managers, any custodian or any other agent.
5.6	State Street shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or non-performance of its duties hereunder unless such loss or damage is solely caused by or results from the gross negligence or wilful misconduct of State Street, its officers or employees. State Street shall be kept indemnified by the Client for any action taken or omitted by it in good faith without gross negligence. Instructions to State Street hereunder shall be provided in a manner consistent with the provisions of Section 9 of the Custodian Agreement and shall be deemed "Proper Instructions."
5.7	State Street shall have no liability for indirect, consequential, incidental, special, or punitive damages arising out of or in connection with the Services even if State Street has been advised of the possibility or likelihood of the same occurring.
5.8	[OMITTED]
5.9	State Street shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by events or circumstances beyond State Street's reasonable control.
5.10	Without limiting the generality of the foregoing, to the extent that any filing or other information is transmitted or received via Web-based or Internet services, State Street makes no representation or warranty that such transmission or receipt of information will be uninterrupted or error-free or that such information shall remain private and confidential. State Street has no control over the Internet and cannot guarantee that unauthorized parties may not be able to decrypt encrypted messages. Accordingly, in no event shall State Street be liable for any loss, damage, expense or other harm or injury arising out of (i) the performance or non-performance of the Internet or network services used in connection with the transmission or receipt of information over the Internet, including without limitation, the receiving party's Internet service provider or browser or any other software or (ii) the unauthorized interception or decryption of information transmitted or received via the Internet or network services.
5.11	After the termination of this Agreement or the Custodian Agreement, State Street shall have no responsibility to transmit any information to the Client nor file any proofs of claim for class actions previously notified to the Client or received after such termination and, accordingly, State Street shall have no further responsibility to provide the Services herein to the Client after such termination.
6.	Term
This Agreement shall terminate upon the earlier to occur of (i) the date specified in a written notice of termination sent by either party to the other party or (ii) the effective date that the

Custodian Agreement is terminated, regardless of the reason for such termination. State Street shall have no further obligations to the Client to provide the Services hereunder after any such termination unless otherwise agreed in writing.
7.	Notices
Notices and other communications to be given by one party to the other under this Agreement shall be addressed to the receiving party at the address below, or to such other address or number as that party may from time to time specify in writing to the other for the purpose.
if to State Street at:
State Street Bank and Trust Company
1776 Heritage Drive, JAB 5
North Quincy, MA 02171
Attn: Thomas Broderick

with a copy to:
State Street Bank and Trust Company
200 Newport Avenue
North Quincy, Massachusetts 02171
Attn: Suzanne Hinckley

if to Client:
c/o JNL Series Trust
226 West Wacker Drive, Suite 1200
Chicago, Illinois  60606
Attn: Mark Nerud

Miscellaneous
8.1	No failure on the part of any party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver, nor will any single or partial exercise of any right or remedy preclude any other or further exercise of that right or remedy, or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.
8.2	This Agreement shall not be assignable by either party without the prior written consent of the other party, except that State Street may assign its rights and obligations under this Agreement to an affiliate. Any successors or assignees of the Client or State Street shall be bound by this Agreement.
8.3	This Agreement may be amended only by written agreement between the parties.
8.4	This Agreement may be executed in separate counterparts, each of which shall be an original, but which together shall constitute one and the same agreement.
8.5	This Agreement constitutes the complete and exclusive agreement of the parties with regard to the Services. It supersedes and terminates as of its effective date, all prior oral or written agreements, arrangements or understandings between the parties relating to the Services.
8.	Governing Law and Jurisdiction
This Agreement and the construction performance and validity of it shall be governed by the laws of The Commonwealth of Massachusetts without regard to its conflict-of-law principles.

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JNL SERIES TRUST on behalf of
its portfolios listed on appendix a hereto

By:  /s/ Mark D. Nerud
Name: Mark D. Nerud
Title:    President and Chief Executive Officer

STATE STREET BANK AND TRUST COMPANY

By:  /s/ Michael Rogers
Name:  Michael Rogers
Title:    Executive Vice President

Appendix A

JNL/Goldman Sachs U.S. Equity Flex Fund

Annex I

Class Action Selection Form